Exhibit 99.2

Gaia, Inc.

2019 Employee Stock Purchase Plan

1. Purpose.  The purpose of this Plan is to provide Eligible Employees (as defined below) with an opportunity to purchase Class A common stock of the Company through accumulated payroll deductions. It is the Company’s intention to have this Plan qualify as an “employee stock purchase plan” under Section 423 of Code (as defined below). The provisions of this Plan, accordingly, will be construed so as to extend and limit Plan participation in a manner consistent with the requirements of Section 423 of the Code.

2. Definitions.  As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Brokerage Account” means the account in which the Purchased Shares are held.

“Business Day” means a day on which the NASDAQ (or such other exchange upon which the Shares are listed) is open for trading.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors, or the designee of the Compensation Committee.

“Company” means Gaia, Inc., a Colorado corporation.

“Compensation” means the base pay received by a Participant, plus commissions, overtime and regular cash bonuses and vacation, holiday, and sick pay. Compensation does not include: (a) income related to stock option awards, stock grants, and other equity incentive awards, (b) expense reimbursements, (c) relocation-related payments, (d) benefit plan payments (including, but not limited to, short term disability pay, long term disability pay, maternity pay, military pay, tuition reimbursement, and adoption assistance), (e) deceased pay, (f) income from non-cash and fringe benefits, (g) severance payments, and (h) other forms of compensation not specifically listed herein.

“Eligible Employee” means an Employee who (i) has been employed by the Company or a Participating Subsidiary for at least one year and (ii) is customarily employed for at least 20 hours per week and for more than five months in any calendar year.

“Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Participating Subsidiary. “Employee” shall not include any director of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Participating Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three -month period.

“Enrollment Date” means the first Business Day of each Offering Period.

“Exercise Date” means the last Business Day of each Offering Period.

“Fair Market Value” on or as of any date means the closing price for a Share as reported on NASDAQ on the relevant valuation date or, if no closing price for a Share is reported on NASDAQ on such date, on the preceding day on which a closing price was reported on NASDAQ, or, if the Shares are no longer listed on NASDAQ, the closing price for Shares as reported on such other exchange on which the Shares are listed.

“Holding Period” means the six-month period following each Exercise Date (or such shorter or longer period as the Committee may elect to apply to Shares acquired pursuant to a given Offering Period, subject to advance written notice of such changed Holding Period to the affected Participants).

“NASDAQ” means The NASDAQ Global Market.

“Offering Period” means a period of six months beginning each January 1st and July 1st of each year or such other period designated by the Committee; provided that in no event will an Offering Period exceed 27 months. The first Offering Period under this Plan shall commence on July 1, 2019.

“Option” means an option granted under this Plan that entitles a Participant to purchase Shares.

“Participant” means an Eligible Employee who satisfies the requirements of Sections 3 and 5 of this Plan.

“Participating Subsidiary” means each Subsidiary other than those that the Committee or the Board has excluded from participation in this Plan.

“Plan” means this Gaia, Inc. 2019 Employee Stock Purchase Plan.

“Purchase Account” means the account used to purchase Shares through the exercise of Options under this Plan.

“Purchase Price” means an amount equal to the lesser of (i) 85% of the Fair Market Value of a Share on the Enrollment Date for such Offering Period or (ii) 85% of the Fair Market Value of a Share on the Exercise Date for such Offering Period; provided, however, that the Committee may determine a different per share Purchase Price, so long as such per share Purchase Price is communicated to Participants prior to the beginning of the Offering Period; and provided, further, that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of a Share on the applicable Enrollment Date or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.

“Purchased Shares” means the full Shares issued or delivered pursuant to the exercise of Options under this Plan.

“Shares” means the Class A common stock, par value $0.0001 per share, of the Company.

“Subsidiary” means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary; provided such entity is also a “subsidiary” within the meaning of Section 424 of the Code.

“Termination Date” means the date on which a Participant terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee, and specifically does not include any period following that date during which the Participant may be eligible for or in receipt of other payments from the Company, including in lieu of notice or termination or severance pay or as wrongful dismissal damages.

3. Eligibility.

(a) Only Eligible Employees of the Company or a Participating Subsidiary shall be eligible to be granted Options under this Plan and in no event may a Participant be granted an Option under this Plan following his or her Termination Date.

(b) Notwithstanding any provisions of this Plan to the contrary, no Eligible Employee shall be granted an Option under this Plan if (i) immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any of its Subsidiaries and/or hold outstanding Options or options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries, or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time. No Participant may purchase more than 1,000 Shares during any Offering Period (as adjusted pursuant to Section 18, if applicable); provided, however, the Committee may in its discretion change such maximum number prior to the beginning of an Offering Period.

4. Exercise of an Option.  Options shall be exercised on behalf of Participants in this Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period pursuant to Section 8.

5. Participation.

(a) An Eligible Employee who shall be employed by the Company or a Participating Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in this Plan during such Offering Period by  properly completing and submitting an election form by the deadline prescribed by the Company.

(b) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12.

6. Payroll Deductions.

(a) A Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 15% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 15%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account.

(b) A Participant may not increase or decrease the rate of payroll deductions during an Offering Period. A Participant may change his or her payroll deduction percentage under Section 6(a) for any subsequent Offering Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amounts shall be effective as of the first Enrollment Date following the date of filing of the election change form.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 12.

7. Grant of Option.  On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the next following Exercise Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by the applicable Purchase Price.

8. Exercise of Option.  A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. No fractional Shares shall be purchased, and any payroll deductions accumulated in a Participant’s Purchase Account that are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 12. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker, and/or (d) a combination of the foregoing.

9. Issuance of Stock.  The Shares purchased by each Participant shall be issued in book-entry form and shall be considered to be issued and outstanding to such Participant’s credit as of the end of the last day of each Offering Period. The Committee may permit or require that shares be deposited directly in a Brokerage Account with one or more brokers designated by the Committee or to one or more designated agents of the Company, and the Committee may use electronic or automated methods of share transfer. Unless otherwise designated by the Committee in writing to affected Participants, any Shares issued to a Participant upon an Exercise Date shall be required to be retained by such Participant and, during the applicable Holding Period, such Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares issued to the Participant on such Exercise Date. In addition, the Committee may establish other procedures to permit tracking of disqualifying dispositions of such Shares, and may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent. The Committee may permit Shares purchased under this Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.

10.   Approval by Shareholders.  Notwithstanding the above, this Plan is expressly made subject to the approval of the shareholders of the Company within 12 months before or after the date this Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If this Plan is not so approved by the shareholders within 12 months before or after the date this Plan is adopted by the Board, this Plan shall not come into effect.

11.  Administration.

(a) Powers and Duties of the Committee.  This Plan shall be administered by the Committee. Subject to the provisions of this Plan, Section 423 of the Code, and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options, and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer this Plan, including, without limitation, interpreting the provisions of this Plan (but any such interpretation will not be inconsistent with the provisions of Section 423 of the Code). All actions, decisions, and determinations of, and interpretations by the Committee with respect to, this Plan shall be final, binding, and conclusive upon all Participants and upon their executors, administrators, personal representatives, heirs, and legatees. No member of the Board of Directors or the Committee shall be liable for any action, decision, determination, or interpretation made in good faith with respect to this Plan or any Option granted hereunder. This Plan shall be administered so as to ensure that all Participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

(b) Administrator.  The Company, the Board, or the Committee may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under this Plan, including, but not limited to, mailing and receiving notices contemplated under this Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c) Indemnification.  Each person who is or shall have been (i) a member of the Board, (ii) a member of the Committee, or (iii) an officer or employee of the Company to whom authority was delegated in relation to this Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

12.  Withdrawal.  A Participant may withdraw from this Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from this Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in this Plan or in any similar plan that may hereafter be adopted by the Company.

13.  Termination of Employment.  On the Termination Date of a Participant for any reason prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death, or as a result of liquidation, dissolution, sale, merger, or a similar event affecting the Company or a Participating Subsidiary, the corresponding payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 16, and his or her Option will be automatically terminated.

14.  Interest.  No interest shall accrue on the payroll deductions of a Participant in this Plan.

15.  Stock.

(a) The stock subject to Options shall be Class A common stock of the Company as traded on the NASDAQ or on such other exchange as the Shares may be listed.

(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 and subject to the immediately succeeding sentence, the maximum number of Shares that shall be made available for sale under this Plan shall be 300,000 Shares.  Subject to the provisions of Section 18, the number of Shares available for issuance under this Plan shall be increased on the first day of each year beginning with 2020 in an amount equal to the number of Shares issued under the Plan in the prior year. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under this Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c) A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.

16.  Designation of Beneficiary.  The Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under this Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.

17.  Assignability of Options.  Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 16) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 12.

18.  Adjustment of Number of Shares Subject to Options.

(a) Adjustment.  Subject to any required action by the shareholders of the Company, the maximum number of securities available for purchase under this Plan, as well as the price per security and the number of securities covered by each Option under this Plan that has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination, or reclassification of the common stock of the Company, any reorganization or other similar corporate transaction, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect will be final, binding, and conclusive. If any such adjustment would result in a fractional security being available under this Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to this Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to such Participant’s Purchase Account.

(c) Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.

19.  Amendments or Termination of this Plan.

(a) The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue, or terminate this Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required. Notwithstanding anything in this Plan to the contrary, this Plan shall automatically terminate 10 years after the effective date of this Plan set forth under Section 24.

(b)  Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board or the Committee shall be entitled to change the Purchase Price and the Offering Periods, limit or increase the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable, which are consistent with this Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, (iii) the maximum percentage of Compensation that may be deducted pursuant to Section 6(a), or (iv) the maximum number of Shares that may be purchased in an Offering

Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

 20.  No Other Obligations.  The receipt of an Option pursuant to this Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to this Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

21.  Notices and Communication.  Any notice or other form of communication that the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including, but not limited to, any paper or electronic method.

22.  Condition Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.  General Compliance.  This Plan will be administered and Options shall be exercised in compliance with the 1933 Act, 1934 Act, and all other applicable securities laws and Company policies, including, without limitation, any insider trading policy of the Company.

24.  Term of this Plan.  This Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company and shall continue in effect for a term of 10 years unless sooner terminated pursuant to Section 19.

25.  Governing Law.  This Plan and all Options granted hereunder shall be governed by and construed in accordance with the laws of the State of Colorado without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

26.  Non-U.S. Participants.  To the extent permitted under Section 423 of the Code, without the amendment of this Plan, the Company may provide for the participation in this Plan by Eligible Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a).